                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     Chevron Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

[CHEVRON LOGO]

           CHEVRON CORPORATION

                                          NOTICE OF ANNUAL MEETING
                                          OF STOCKHOLDERS AND
                                          PROXY STATEMENT

                                          APRIL 29, 1998
                                          THE ORPHEUM THEATER
                                          129 UNIVERSITY PLACE
                                          NEW ORLEANS, LOUISIANA

                                                                  [CHEVRON LOGO]

San Francisco, California
March 30, 1998

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS -- APRIL 29, 1998

To Our Stockholders:

The Annual Meeting of Stockholders of Chevron Corporation will be held on Wednesday, April 29, 1998 at 9:30 a.m., local time, in The Orpheum Theater, 129 University Place, New Orleans, Louisiana to consider and take action on the following:

     - ITEM 1 -- to elect thirteen Directors;

     - ITEM 2 -- to ratify the appointment of independent public accountants;

     - ITEM 3 -- to take action on the stockholder proposal;

and to transact any other business that may properly be brought before the Annual Meeting.

Stockholders of record at the close of business on March 10, 1998 are entitled to vote at the Annual Meeting. The number of outstanding voting securities of Chevron Corporation on February 20, 1998 was 653,354,113 shares of Common Stock, $1.50 par value. Each share is entitled to one vote.

A list of stockholders entitled to vote at the Annual Meeting will be available at The Orpheum Theater on April 29, 1998. It will be available for ten days prior to the Annual Meeting at the offices of the Chevron U.S.A. Production Company, 935 Gravier Street, New Orleans, Louisiana between the hours of 8:00 a.m. and 4:00 p.m.

Please read the attached proxy statement. It contains information on the matters to be considered and acted upon at the Annual Meeting. Your vote is important. Your shares cannot be voted unless you sign and return a proxy or vote by ballot at the Annual Meeting.

We hope that you will attend the Annual Meeting. Information about attending the meeting is located on pages 16-17 of the proxy statement. If you cannot attend the Annual Meeting, it is very important that you vote. Please mark, sign and return the enclosed proxy card to indicate your vote.

By Order of the Board of Directors,

/s/ Lydia I. Beebe
-----------------------
Lydia I. Beebe
Corporate Secretary

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
General Information for Stockholders........................    1
Voting Procedures...........................................    1
Confidential Voting.........................................    1
Method and Cost of Soliciting Proxies.......................    2
ITEM 1 Election of Directors................................    2
     Nominees for Directors.................................    2
     Stock Ownership of Directors and Executive Officers....    5
     Board Committees and Meeting Attendance................    6
     Non-Employee Directors' Compensation...................    6
     Executive Compensation.................................    7
       Management Compensation Committee Report on Executive
        Compensation........................................    7
       Summary Compensation Table...........................   11
       Option Grants in Last Fiscal Year....................   11
       Aggregated Option Exercises in Last Fiscal Year and
        Fiscal Year-End Option Values.......................   12
       Long-Term Incentive Plan -- 1997 Performance Unit
        Awards Table........................................   12
       Pension Plan Table...................................   12
       Performance Graph....................................   13
ITEM 2 Approval of the Appointment of Independent Public
  Accountants...............................................   14
Submission of Stockholder Proposals.........................   14
ITEM 3 Stockholder Proposal to Provide Information About
  Toxic Chemicals Released by Chevron's Facilities..........   15
Compliance with Section 16 of The Exchange Act..............   16
Information About Attending the Annual Meeting..............   16
Other Matters...............................................   17

                                                CHEVRON CORPORATION
                                                575 Market Street
                                                San Francisco, California 94105

March 30, 1998

                                PROXY STATEMENT

The Board of Directors is sending you this proxy statement. It explains the matters to be considered and acted upon at the Annual Meeting and how to vote your shares at the April 29, 1998 Annual Meeting of Stockholders. The accompanying proxy card allows you to vote your shares of Chevron Common Stock without being present at the Annual Meeting.

                      GENERAL INFORMATION FOR STOCKHOLDERS

VOTING PROCEDURES

As a stockholder of Chevron, you can be represented at the Annual Meeting and have your shares voted as you direct by means of the enclosed proxy card. When you sign the proxy card, you name K. T. Derr, C. A. Hills, and G. H. Weyerhaeuser as your proxy holders. They will vote your shares (and all of the shares of Chevron Stock represented by every properly signed and returned proxy card) at the Annual Meeting as directed on the proxy card.

You specify your voting choices by marking the appropriate boxes on the proxy card. If you do not specify your voting choices, your proxy holders will vote your shares as recommended by the Board of Directors.

The proxy card also authorizes the proxy holders to vote your shares on any matters not known at the time the proxy statement was printed that may be properly presented for action at the Annual Meeting.

YOU MUST RETURN A PROPERLY SIGNED PROXY CARD TO AUTHORIZE THE PROXY HOLDERS TO VOTE YOUR SHARES.

The Board of Directors encourages you to complete and return the proxy card even if you expect to attend the Annual Meeting. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the Annual Meeting and wish to vote, your completed ballot at the Annual Meeting will cancel any proxy that you previously sent.

Each outstanding share of Chevron Stock is entitled to cast one vote for as many separate nominees as there are Directors to be elected and for or against all other matters presented. The nominees who receive the most votes for the number of positions to be filled are elected Directors. Proposals are approved if the number of votes cast in favor exceeds the number of votes cast against. Abstentions and broker non-votes do not affect the voting calculations.

CONFIDENTIAL VOTING

Chevron has a corporate policy that protects stockholder voting privacy. Proxies, ballots and voting tabulations that identify individual stockholders are confidential. Only the proxy solicitor, proxy tabulator, the Inspector of Election and the few other persons who inspect and vote the ballots and proxies have access to them. None of these persons is a Director or officer of Chevron.

Every such person who inspects and processes proxies and ballots signs a pledge to treat in confidence all information from proxies and ballots. Information concerning the ballots and proxies may be disclosed only in the event of a proxy contest or as otherwise required by law.

METHOD AND COST OF SOLICITING PROXIES

Chevron has retained Georgeson & Company Inc. to assist in the distribution of proxy materials and solicitation of votes at an estimated cost of $25,000 plus their reasonable out-of-pocket expenses. Additionally, Chevron has hired Corporate Election Services, Inc. to tabulate proxies at an estimated cost of $27,000.

Chevron will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of pocket expenses for forwarding proxy and solicitation material to Chevron stockholders. Employees of Chevron and its subsidiaries may also solicit proxies personally and by telephone. The expense for this would be nominal.

                            ITEM 1 ON THE PROXY CARD

ELECTION OF DIRECTORS

Your shares will be voted, unless such authority is withheld on the proxy card, for the election of the thirteen Director nominees named in the following section. Each nominee is presently a Director of Chevron. The Directors will be elected to serve for the ensuing year and until their successors are elected.

If any Director nominee is unable to serve as a Director, which is not anticipated, the Board may, by resolution, provided for a lesser number of Directors or designate a substitute Director to fill the vacancy.

NOMINEES FOR DIRECTORS

                       SAMUEL H. ARMACOST, 58, is a Managing Director of Weiss,
[PHOTO]                Peck & Greer L.L.C., an investment firm. Mr. Armacost was
                       President, Director and Chief Executive Officer of
                       BankAmerica Corporation from 1981 to 1986. From 1987-1990, he was a Managing Director of Merrill Lynch Capital Markets.
                       He assumed his current position in 1990. He has been a
                       Director of Chevron since 1982. He is a Director of SRI
                       International, The James Irvine Foundation, Exponent, Inc.
                       and Scios, Inc., and a member of The Business Council and
                       the Advisory Council of the California Academy of Sciences.

[PHOTO]                KENNETH T. DERR, 61, is Chairman of the Board and Chief
                       Executive Officer of Chevron. He joined Chevron in 1960.
                       After a succession of assignments in the Comptroller's and
                       Manufacturing Departments, he became Assistant to the
                       President in 1969. He was elected a Vice-President in 1972, a Vice-Chairman in 1985 and assumed his present position in
                       1989. He served as President and Chief Executive Officer of
                       Chevron U.S.A. Inc. from 1979 to 1984. He has been a
                       Director of Chevron since 1981. He is a Director of AT&T
                       Corp., Citicorp, Potlatch Corporation, The Bay Area Council,
                       The American Productivity and Quality Center and the
                       American Petroleum Institute; a Trustee Emeritus of Cornell
                       University and a member of the National Petroleum Council, the California Business Roundtable, The Business Council and
                       The Business Roundtable.

[PHOTO]                SAM GINN, 60, has been Chairman of the Board and Chief
                       Executive Officer of AirTouch Communications, Inc., formerly
                       PacTel Corporation, a worldwide wireless telecommuni-
                       cations company, since December 1993. From 1988 until April
                       1, 1994, Mr. Ginn served as Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group. He was
                       Chairman of the Board of Pacific Bell from 1988 until April
                       1, 1994. He has been a Director of Chevron since 1989. He is also a Director of Transamerica Corporation, Safeway Inc.
                       and Hewlett-Packard Company. He is a member of The
                       California Business Roundtable, The Business Roundtable, The
                       Business Council, The Institute for International Studies at
                       Stanford, and the California Council on Competitiveness.

[PHOTO]                AMBASSADOR CARLA ANDERSON HILLS, 64, is Chairman and Chief
                       Executive Officer of Hills & Company International
                       Consultants, a company giving advice on investment, trade
                       and risk issues abroad. From 1989 to 1993, she served as
                       United States Trade Representative. She is a Director of
                       American International Group, Inc., Lucent Technologies Inc,
                       Time Warner Inc., and Trust Company of the West. Mrs. Hills
                       was a Director of Chevron from 1977 through 1988 prior to
                       serving as U.S. Trade Representative, and rejoined the Board of Directors in 1993.

[PHOTO]                SENATOR J. BENNETT JOHNSTON, 65, is Chief Executive Officer
                       of Johnston & Associates, a governmental and business
                       consulting firm. He served as U.S. Senator from Louisiana
                       from 1972 through 1996. He was a member of the Senate
                       Committee on Energy and Natural Resources (Chairman from
                       1986 to 1994 and ranking Democrat from 1994 through 1996).
                       He was a member of the Appropriations Committee and Chairman of the Subcommittee on Energy & Water Development from 1986 to 1994. Other committees he served on were the Select
                       Committee on Intelligence; the Budget Committee; and the
                       Special Committee on Aging. Prior to serving in the Senate, he served in the Louisiana State Legislature for eight
                       years. He has been a Director of Chevron since 1997. He is a
                       Director of Columbia Energy Group, Freeport-McMoran Copper &
                       Gold Inc., and URS Corporation.

[PHOTO]                RICHARD H. MATZKE, 61, is a Vice-President of Chevron and
                       President of Chevron Overseas Petroleum Inc. He joined
                       Chevron in 1961 as a geologist and advanced through various positions in Chevron's exploration, economics, research and corporate planning departments, becoming Assistant to the
                       President in 1976. Between 1979 and 1989 when he assumed his present position, he served as Vice-President of Chevron
                       Chemical Company, manager of Chevron's foreign operations
                       staff, Director of Caltex Pacific Indonesia, and President of Chevron Canada Resources Limited. He joined the Chevron
                       Board of Directors in 1997. He is a Trustee of the African
                       American Institute and of St. Mary's College of California,
                       and Chairman of the Board of Directors of the United
                       States -- Kazakhstan Council. He is also a member of the
                       American Association of Petroleum Geologists, and the World
                       Affairs Council of Northern California.

[PHOTO]                CHARLES M. PIGOTT, 68, is Chairman Emeritus and a Director
                       of PACCAR Inc, a manufacturer of transportation equipment.
                       He was elected President of PACCAR Inc in 1965, became its
                       Chief Executive Officer in 1967 and Chairman of the Board in
                       1986. He has been a Director of Chevron since 1973. He is a
                       Director of The Boeing Company and Seattle Times Company,
                       and a member of The Business Council.

[PHOTO]                CONDOLEEZZA RICE, 43, is Provost and Vice-President of
                       Stanford University. She was named Provost in September
                       1993. Ms. Rice joined the Stanford University faculty in
                       1981. From 1989 until April 1991, she served on the Bush
                       Administration's National Security Council as Special
                       Assistant to President Bush for National Security Affairs
                       and Senior Director for Soviet Affairs. She has been a
                       Director of Chevron since 1991. She is a Director of
                       Transamerica Corporation, and a member of the Council on
                       Foreign Relations and the J.P. Morgan International Advisory
                       Council.

[PHOTO]                FRANK A. SHRONTZ, 66, is Chairman Emeritus of The Boeing
                       Company. He was Chief Executive Officer from 1986 until 1996 and was President of The Boeing Company from 1985 until
                       1988. He served as Assistant Secretary of the Air Force and as Assistant Secretary of Defense from 1973 until 1976. He has been a Director of Chevron since 1996. He is also a
                       Director of Boise Cascade Corporation, Citicorp, and the
                       Minnesota Mining and Manufacturing Company, and a member of
                       The Business Council and a citizen regent of The Smithsonian
                       Institution.

[PHOTO]                JAMES N. SULLIVAN, 60, is Vice-Chairman of the Board of
                       Chevron. He joined Chevron in 1961 as a Process Engineer and held a succession of manufacturing assignments. He was
                       elected a Vice-President of Chevron in 1983. He assumed his present position in 1989. He has been a Director of Chevron since 1988. He is a Director of Weyerhaeuser Company, the
                       American Petroleum Institute and the United Way of the Bay
                       Area. He is a member of the Board of Trustees of the
                       University of San Francisco and the Committee for Economic
                       Development.

[PHOTO]                CHANG-LIN TIEN, 62, is NEC Distinguished Professor of
                       Engineering at the University of California, Berkeley. He
                       was Chancellor from 1990 until 1997. Mr. Tien has been a
                       Director of Chevron since 1997. He is also a Director of
                       AirTouch Communications, Inc., Wells Fargo & Company and
                       Raychem Corporation and is currently serving on the board of trustees of the Asia Foundation. He is also an elected
                       Fellow of the American Academy of Arts and Sciences and is a
                       member of the National Academy of Engineering, the Pacific
                       Council on International Policy, the U.S. Committee for
                       Economic Development and the Council on Foreign Relations.


[PHOTO] GEORGE H. WEYERHAEUSER, 71, has been Chairman of the Board of Weyerhaeuser Company, a forest products company since
                       1988. He joined Weyerhaeuser Company in 1949, became its
                       President in 1966 and was its Chief Executive Officer from 1966 to 1991. He has been a Director of Chevron since 1977.
                       He is a Director of The Boeing Company and SAFECO
                       Corporation, and a member of The Business Council.

[PHOTO]                JOHN A. YOUNG, 65, retired as President, Director and Chief
                       Executive Officer of Hewlett-Packard Company, a manufacturer of electronic equipment, in 1992. He joined Hewlett-Packard in 1958, became its President in 1977 and its Chief
                       Executive Officer in 1978. He has been a Director of Chevron since 1985. He is Vice-Chairman of the Board of Novell, Inc.
                       He is a Director of Affymetrix, Inc., Lucent Technologies
                       Inc., Shaman Pharmaceuticals, Inc., SmithKline Beecham PLC
                       and Wells Fargo & Company. He is a member of The Business
                       Council and the Executive Committee of the Council on
                       Competitiveness. He is Chairman of the Board of Smart Valley
                       Inc., a non-profit corporation aimed at creating an
                       electronic community in Silicon Valley.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows information about economic and beneficial ownership of Chevron Stock for each Director nominee, for each executive officer named in the Summary Compensation Table on page 11, and for all Directors and executive officers of Chevron as a group. All amounts shown in the table are as of January 28, 1998 and represent less than 1% of the outstanding shares of Chevron Stock.

                                                   Shares                   Restricted
                                                 Currently    Exercisable      Stock
                      Name                        Owned(1)    Options(2)     Units(3)
                      ----                       ----------   -----------   -----------
Samuel H. Armacost                                  5,745             0              0
Kenneth T. Derr                                   132,965       547,900              0
Sam Ginn                                            2,409             0          2,607
Carla A. Hills                                      2,472             0              0
J. Bennett Johnston                                   409             0            707
Martin R. Klitten                                  24,365       181,900              0
Richard H. Matzke                                  48,829       159,500         26,153
David J. O'Reilly                                  24,919       103,700              0
Charles M. Pigott                                  69,313             0          3,236
Condoleezza Rice                                    2,065             0              0
Frank A. Shrontz                                    1,659             0          1,026
James N. Sullivan                                  58,205       369,200              0
Chang-Lin Tien                                        400             0              0
George H. Weyerhaeuser                             13,209             0          3,379
John A. Young                                       4,645             0              0
Directors and executive officers as a group (18
  persons)                                        421,374     1,615,350         85,500

---------------

(1) Includes, for non-employee Directors, shares of restricted Chevron Stock awarded under the Chevron Restricted Stock Plan for Non-Employee Directors, and for executive officers, shares held in trust under various profit sharing plans and in dividend reinvestment accounts.

(2) Securities and Exchange Commission rules deem a person to be the beneficial owner of shares of Chevron Stock if he or she has a right to vote or sell the shares or can exercise an option to acquire the shares presently or at some time within the next 60 days. These are all currently exercisable stock options awarded under the Long-Term Incentive Plan.

(3) Restricted stock units do not carry voting rights and may not be sold. But they represent economic ownership of Chevron Stock since their value depends on the performance of Chevron Stock and they may ultimately be paid in shares. For non-employee Directors, these are stock units awarded under the Chevron Restricted Stock Plan for Non-Employee Directors and retainers and fees deferred under the Chevron Corporation Deferred Compensation Plan, and for executive officers, these are stock units deferred under the Management Incentive Plan and the Long-Term Incentive Plan.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors has Audit, Board Nominating and Governance, Management Compensation and Public Policy Committees. The membership of each of these committees is reviewed from time to time by the Board.

AUDIT COMMITTEE -- The members of the Audit Committee are John A. Young, its Chairman, Sam Ginn, J. Bennett Johnston, Frank A. Shrontz, and Chang-Lin Tien. The committee met three times in 1997. It selects a firm of independent certified public accountants to audit the books and accounts of Chevron and its subsidiaries for the fiscal year for which they are appointed. In addition, the committee reviews and approves the scope and cost of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls.

BOARD NOMINATING AND GOVERNANCE COMMITTEE -- The members of the Board Nominating and Governance Committee are Charles M. Pigott, its Chairman, Samuel H. Armacost, Sam Ginn, Frank A. Shrontz, and Chang-Lin Tien. The committee met four times in 1997. It makes recommendations to the Board regarding corporate governance matters and practices including the effectiveness of the Board, its committees and individual directors. It also assesses the size and composition of the Board, and recommends prospective Directors, without regard to race, religion or sex, to assist in creating a balance of knowledge, experience, and capability on the Board. The committee will consider nominees recommended by stockholders. If a stockholder wishes to recommend a nominee for the Board of Directors, the stockholder should write to the Corporate Secretary of Chevron specifying the name of the nominee and the qualifications of such nominee for membership on the Board of Directors. All such recommendations will be brought to the attention of the Board Nominating and Governance Committee.

MANAGEMENT COMPENSATION COMMITTEE -- The members of the Management Compensation Committee are Samuel H. Armacost, its Chairman, Carla A. Hills, Charles M. Pigott, Condoleezza Rice, and George H. Weyerhaeuser. The committee met four times in 1997. It reviews and approves salaries and other matters relating to compensation of the principal officers and all other executives of Chevron and its subsidiaries above a specified salary grade. The committee also administers the Excess Benefit, Management Incentive, Long-Term Incentive, and Salary Deferral Plans for management employees of Chevron.

PUBLIC POLICY COMMITTEE -- The members of the Public Policy Committee are Carla
A. Hills, its Chairman, Kenneth T. Derr, J. Bennett Johnston, Condoleezza Rice, George H. Weyerhaeuser, and John A. Young. The committee met twice in 1997. It identifies, monitors and evaluates domestic and foreign social, political and environmental trends, issues and concerns which affect or could affect Chevron or to which Chevron could make a unique contribution. The committee reviews and develops recommendations to the Board to assist it in formulating and adopting policies and strategies concerning public policy issues.

The Board of Directors met ten times during 1997. The total number of meetings of the Board and its committees in 1997 was twenty-three. The members of the Board attended on average over 95 percent of the meetings.

NON-EMPLOYEE DIRECTORS' COMPENSATION

Chevron believes that non-employee Directors' compensation should provide total compensation that is competitive, links rewards to business results and stockholder returns and facilitates increased ownership of

Chevron Stock by Directors. Chevron's non-employee Directors' compensation program consists of two elements: cash and equity.

Non-employee Directors receive an annual retainer of $35,000 and an attendance fee of $1,500 for each meeting of the Board or a committee of the Board attended. Committee Chairmen are paid an additional fee of $1,500 for each meeting chaired. Any non-employee Director may elect to defer receipt of all or any portion of the annual retainer and meeting fees. Deferred amounts are credited each quarter with interest at a variable rate, or alternatively, at the election of the Director are converted into stock units representing the value of an equal number of shares of Chevron Stock. In such event, unpaid stock units are credited each quarter with dividend equivalents in the same amounts as the dividends paid on Chevron Stock. The amount ultimately distributed to the Director will reflect changes in the market value of Chevron Stock during the deferral period. Distribution may ultimately be made in shares of Chevron Stock. Any deferred amounts remaining unpaid at the time of a Director's death are distributed to the Director's beneficiary.

Non-employee Directors receive an annual grant of 400 shares of restricted Chevron Stock under the Chevron Restricted Stock Plan for Non-Employee Directors
(RSP). At the election of the Director, dividends paid on the shares of restricted Chevron Stock can be used to purchase additional shares of restricted Chevron Stock, additional shares of unrestricted Chevron Stock or may be paid in cash. Annual awards under the RSP are subject to forfeiture if any non-employee Director does not serve as a Director of Chevron for a minimum of five years after the award is granted. However, such forfeiture does not apply if a Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service.

Non-employee Directors are reimbursed for expenses that may be incurred by them in connection with the business and affairs of Chevron.

                             EXECUTIVE COMPENSATION

The compensation of K. T. Derr, Chevron's Chief Executive Officer, and the four other most highly paid executive officers during 1997 is discussed in the report from the Management Compensation Committee of the Board of Directors below and is shown on the following pages in five tables.

MANAGEMENT COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report is provided by the Management Compensation Committee of the Board of Directors (the Committee) to assist stockholders in understanding the Committee's objectives and procedures in establishing the compensation of Chevron's Chief Executive Officer and other senior Chevron executives.

The Committee, which consists of five of the ten non-employee Directors, is responsible for establishing and administering Chevron's executive compensation program. All members of the Committee qualify as "outside directors" under section 162(m) of the IRS Code. The Committee met four times during 1997, including a meeting with the Committee's external consultant in which there were neither Chevron officers nor employees present.

In structuring Chevron's incentive programs, the Committee is advised on plan design by external compensation consultants and by Chevron's compensation staff. The outside consultant provides the Committee with competitive pay and performance information. Chevron's compensation staff provides additional data and analysis as requested by the Committee.

                     COMPENSATION PHILOSOPHY AND OBJECTIVES

The Committee believes that compensation of Chevron's key executives should:

     - link rewards to business results and stockholder returns;

     - encourage creation of stockholder value and achievement of strategic objectives;

     - provide total compensation opportunity that is competitive with major oil and non-oil companies, taking into account relative company size and performance as well as individual experience, responsibility and performance;

     - maintain an appropriate balance between base salary and short- and long-term incentive opportunity, with more compensation at risk at the higher salary grades; and

     - attract and retain high caliber personnel on a long-term basis.

Chevron uses six major oil companies as its competition when determining competitive compensation practice (Amoco, Arco, Exxon, Mobil, Shell U.S. and Texaco). These six companies are the primary competition in the marketplaces where Chevron operates and are strong competitors for human resources talent.

Five of these six competitors (Amoco, Arco, Exxon, Mobil and Texaco) also comprise the competitor peer group for determining relative total stockholder return (TSR), which is stock price appreciation plus dividends on a reinvested basis. Shell U.S. is excluded from the competitor peer group because it is a subsidiary of Royal Dutch Shell and does not issue publicly traded stock, making it difficult to determine a return to stockholders.

                     KEY ELEMENTS OF EXECUTIVE COMPENSATION

Chevron's existing executive compensation program consists of three elements:
Base Pay, Short-Term Incentives and Long-Term Incentives. For senior executives, the Committee believes short- and long-term incentive pay, linked to Chevron's financial performance, should represent half or more of their total compensation opportunity. Payout of the short-term incentives depends on assessments of corporate performance measured against both annual business plan objectives and annual performance relative to the five peer group competitors (Amoco, Arco, Exxon, Mobil and Texaco). Payout of the long-term incentives depends on performance of Chevron Stock and on TSR performance relative to the peer group competitors.

The Omnibus Budget Reconciliation Act of 1993 (OBRA) included a provision that eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the five executives who appear in the Summary Compensation Table, subject to several statutory exceptions. Both the Management Incentive Plan and the Long-Term Incentive Plan, as amended and approved by the stockholders, qualify for these statutory exceptions.

BASE PAY

     - Salary structures target average pay levels of the six major oil competitors. The Committee also reviews pay information of companies outside the oil industry, provided by outside consultants, when establishing salary structure to ensure compensation opportunity is appropriate on a broad industry basis.

     - Salaries within these structures vary by individual. They are based on sustained performance toward achievement of Chevron's goals, objectives and strategic intents. The Committee also considers experience, time since last increase, and current salary compared to market rates when considering salary actions.

     - Executive salaries and proposed changes are reviewed and approved annually by the Committee. Pay increases under the executive salary program are administered throughout the salary program year.

SHORT-TERM INCENTIVE (MANAGEMENT INCENTIVE PLAN)

     - The Management Incentive Plan (MIP) is an annual cash incentive plan which links awards to performance results of the prior year. Individual target awards vary by salary grade and are based on competitive practice of the six major oil competitors. Actual individual awards typically vary from 150% of target to zero. Awards are based on the Committee's assessments of performance vs. objectives on three components: corporate results, business unit results and individual performance, each weighted about one-third of the target award. Performance assessments within each of the three components are aggregate judgments; there is no specific weighting formula for each factor within a component.

     - Corporate and business unit financial and strategic objectives are set at the beginning of each year. Financial objectives are developed for: earnings, return on capital employed (ROCE), cash flow and operating expense. Results are measured against these objectives and against major oil competitor results.

     - An individual's key job responsibilities and objectives are also established at the beginning of each year. Individual objectives include achievement of business unit financial goals as well as targets related to business operations (e.g., refinery throughput, production volumes, product quality, safety, environmental performance, etc.). Performance assessments are also made on other factors including diversity leadership, teamwork, communication, planning and organizing, creativity and innovation, and quality improvement.

     - The corporate performance assessment is the same for all MIP participants. Individuals will have differing business unit and individual performance assessments.

LONG-TERM INCENTIVE (LONG-TERM INCENTIVE PLAN)

     - The Long-Term Incentive Plan (LTIP) is designed specifically to link a substantial portion of executive pay to increases in stockholder value. Individual grants vary by salary grade, and are based on valuations of grants made by the six major oil competitors which are provided by an outside consultant. Grants are typically in the form of non-qualified stock options and performance units.

     - Non-Qualified Stock Options (NQSOs) are awarded at market price on the day of grant, vest after one year, and have a ten-year term. Their ultimate value depends entirely on appreciation of Chevron Stock. The Committee does not grant discounted options.

     - Performance Units -- The ultimate value of Performance Units (denominated in shares of Chevron Stock) is tied to Chevron's TSR as compared to the TSRs of the five peer group competitors (Amoco, Arco, Exxon, Mobil and Texaco). Performance units have a three-year vesting period, with a performance modifier based on relative TSR ranking that can vary from 0% to 150%. If Chevron's TSR is the lowest of the peer group competitors, the modifier is 0%; if fifth, 30%; if fourth, 60%; if third, 90%; if second, 120%; if first, 150%. Moreover, if the difference between one or more competitor's TSR and Chevron's TSR is less than one percentage point, the TSR ranking modifiers are averaged. Payout is in cash and is equal to the number of units multiplied by the performance modifier multiplied by the 20-day trailing average price of Chevron Stock at the end of the performance period.

                           EXECUTIVE STOCK OWNERSHIP

Chevron does not have formal stock ownership guidelines. Executives participate in Chevron's Profit Sharing/Savings Plan (a broad-based employee stock ownership and savings plan) and also have the option to defer MIP awards and LTIP performance unit payouts into Chevron Stock fund accounts. As a result of these opportunities, the average value of Chevron Stock holdings of executives as a group is more than four times their annual salaries.

                             1997 CEO COMPENSATION

BASE PAY

Mr. Derr's last salary increase was on April 1, 1996, when the Committee increased his base salary to $1,200,000 following a 27-month period with no increase. Mr. Derr's salary reflects his excellent performance throughout his nine-year tenure as CEO. Through the end of 1996, during Mr. Derr's tenure, Chevron's annualized 18.9% TSR ranked first among the peer group competitors and ahead of the 16.4% achieved by the S&P 500.

During 1996, Chevron's net income was a record high $2,607 million, its TSR was 28.5% (ranked second amongst the peer group competitors), its net proved OEG reserves replacement ratio was 112% and its operational earnings of $2,651 million were the highest of any year since 1985, the first year that measure was used. In view of this excellent performance, and considering the fact that Mr. Derr is already deferring part of his salary because of the OBRA tax limitations on Chevron, the Committee granted him a NQSO in lieu of a salary increase for 1997. This option for 15,000 shares was granted at the March 26, 1997 meeting.

ANNUAL BONUS (MIP)

1997 was a record earnings year for Chevron. Net income of $3,256 million was the highest in Chevron's history. Operational earnings of $3,180 million were also the highest ever recorded. Chevron's 1997 TSR was 22.1%, third highest of the major oil peer group. Operational ROCE was 14.7%, the highest in a decade, and cash flow from operations was 103% of target. Operating results continued the upward trend begun in 1995. Operating costs were reduced by $0.42 per barrel from 1996. Net worldwide liquids production during 1997 reached 1.07 MMBD. 1997 also marked the eighth consecutive year of international liquids production increases. Strong exploration and development efforts also continued, with a 1997 net proved OEG reserves replacement ratio of 115%.

Based on Chevron's 1997 performance, the Committee granted Mr. Derr a MIP award of $1,595,000, which is 133% of his target award. The MIP awards granted to Mr. Derr and to the other four highest-paid officers for the past three performance years are presented in the summary compensation table which follows this report.

LONG-TERM INCENTIVES (LTIP)

Chevron's LTIP grants are made under the same determination rules for all LTIP participants. During 1997, Mr. Derr's grant under LTIP was a NQSO for 110,000 shares of Chevron Stock and 24,000 Performance Units. The Performance Unit period began on January 1, 1998 and will end on December 31, 2000. Based on data provided by an outside consultant, the Committee believes this grant is reasonable and well within competitive practice for his level of responsibilities.

Mr. Derr was granted Performance Units in 1994 for the Performance Unit period January 1, 1995 through December 31, 1997. Chevron's TSR of 24.7% for this three-year period resulted in a Performance Unit payout of $1,666,594 to Mr. Derr.

The Committee also notes that Mr. Derr was allocated $12,542 from his participation in Chevron's Profit Sharing/Savings Plan, a broad-based employee stock ownership plan. The allocation to this Plan was based on Chevron's 1997 income.

January 28, 1998
                                    MANAGEMENT COMPENSATION COMMITTEE

                                                 S. H. ARMACOST, Chairman
                                                 C. A. HILLS                    C. M. PIGOTT
                                                 C. RICE                        G. H. WEYERHAEUSER

SUMMARY COMPENSATION TABLE

                                                                          Long-Term Compensation
                                                                 ----------------------------------------
                                    Annual Compensation            Awards                Payouts
                             ---------------------------------   ----------     -------------------------
                                                                 Securities       Vested
                                                                 Underlying     Performance    Non-Stock        All Other
                                     Salary        Bonus($)       Options          Units         Award       Compensation(4)
Name and Principal Position  Year      ($)      (Year Earned)       (#)             ($)           ($)              ($)
---------------------------  ----   ---------   --------------   ----------     -----------    ----------    ---------------
K. T. Derr                   1997   1,200,000     1,595,000       125,000(1)     1,666,594            0          118,563
Chairman                     1996   1,154,000     1,200,000       135,400(2)       869,361      290,000(3)       105,243
                             1995   1,000,000       721,000       105,800        1,958,454            0           69,819
J. N. Sullivan               1997     701,250       775,000        60,000          913,753            0           67,603
Vice-Chairman                1996     650,000       575,000        74,400(2)       476,840      159,000(3)        59,318
                             1995     575,000       359,000        58,200        1,072,192            0           40,147
M. R. Klitten                1997     461,250       405,000        35,000          534,459            0           36,404
Vice-President               1996     426,250       290,000        43,500(2)       279,126       94,000(3)        38,509
                             1995     400,000       229,000        34,000          638,357            0           27,427
R. H. Matzke                 1997     450,000       415,000        35,000          382,167            0           41,434
Vice-President               1996     410,000       400,000        43,500(2)       197,714       66,000(3)        36,611
                             1995     365,000       225,000        23,400          440,032            0           25,485
D. J. O'Reilly               1997     420,000       470,000        35,000          270,103            0           34,700
Vice-President               1996     381,250       215,000        36,000(2)       285,091       66,000(3)        34,491
                             1995     338,333       122,000        23,400          153,914            0           23,634

---------------

(1) Includes a non-qualified stock option (NQSO) for 15,000 shares granted in March in lieu of a salary increase.

(2) Includes a NQSO and a one-time performance stock option grant.

(3) Special award made by Management Compensation Committee in January 1997 under the Long-Term Incentive Plan for performance during 1994, 1995 and 1996.

(4) Includes Chevron's contributions to the Profit Sharing/Savings Plan and allocations under the Excess Benefit Plan for the Profit Sharing/Savings Plan. For 1997, contibutions under the Profit Sharing/Savings Plan for the five named individuals were as follows: K. T. Derr, $12,542, J. N. Sullivan, $12,542, M. R. Klitten, $13,625, R. H. Matzke, $14,136 and D. J. O'Reilly,
    $13,859; and contributions under the Excess Benefit Plan for the five named individuals were as follows: K. T. Derr, $106,021, J. N. Sullivan, $55,061,
    M. R. Klitten, $22,779, R. H. Matzke, $27,298 and D. J. O'Reilly, $20,841.

OPTION GRANTS IN LAST FISCAL YEAR

                                       Individual Grants
                            ---------------------------------------
                                          Percentage
                             Number of     of Total                                  Potential Realizable Value After 10 Years
                            Securities      Options      Exercise                           based on Assumed Compounded
                            Underlying    Granted to      or Base                   Annual Rates of Stock Price Appreciation($)
                              Options      Employees     Price($)     Expiration   ----------------------------------------------
           Name             Granted(1)      in 1997     (per share)      Date      0% per Year     5% per Year      10% per Year
           ----             -----------   -----------   -----------   ----------   ------------   --------------   --------------
K. T. Derr                      110,000       6.1%        80.938      10/29/07             0        5,599,127.47    14,189,288.34
                                 15,000(2)     0.8%       72.125      03/26/07             0          680,385.00     1,724,235.00
J. N. Sullivan                   60,000       3.3%        80.938      10/29/07             0        3,054,069.53     7,739,611.82
M. R. Klitten                    35,000       1.9%        80.938      10/29/07             0        1,781,540.56     4,514,773.56
R. H. Matzke                     35,000       1.9%        80.938      10/29/07             0        1,781,540.56     4,514,773.56
D. J. O'Reilly                   35,000       1.9%        80.938      10/29/07             0        1,781,540.56     4,514,773.56
NQSO Stock Price/Share($)        80.938                                               80.938             131.839          209.931
All Optionees for NQSOs       1,800,300                                                               91,525,651      232,016,331
All Stockholders(3)         655,931,833                                                           33,387,690,429   84,610,962,817
Optionee Gain as % of All
  Stockholders' Gain                                                                       0%                0.3%             0.3%

---------------

(1) NQSOs have a 10 year term and are 100% vested one year after date of grant. The exercise price is the fair market value on the date of grant.

(2) NQSO granted in lieu of salary increase.

(3) Represents the potential aggregate increase in market capitalization of Chevron based upon the outstanding shares of Chevron Stock as of December 31, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                       Number of Securities          Value of Unexercised
                                                            Underlying                   In-the-Money
                                                      Unexercised Options at              Options at
                         Shares                          December 31, 1997           December 31, 1997($)
                        Acquired        Value       ---------------------------   ---------------------------
        Name           on Exercise   Realized($)    Exercisable   Unexercisable   Exercisable   Unexercisable
        ----           -----------   ------------   -----------   -------------   -----------   -------------
K. T. Derr               148,000      5,799,217       547,900        125,000      18,208,575       73,125
J. N. Sullivan            15,000        498,750       369,200         60,000      12,371,488            0
M. R. Klitten             38,000      1,118,994       181,900         35,000       5,911,438            0
R. H. Matzke                   0              0       159,500         35,000       5,002,338            0
D. J. O'Reilly            15,000        416,688       103,700         35,000       3,149,463            0

LONG-TERM INCENTIVE PLAN -- 1997 PERFORMANCE UNIT AWARDS TABLE

                                      Number of             Number at Payout           Performance
                                     Performance     ------------------------------    Period Until
               Name                 Units Granted    Maximum    Target    Threshold       Payout
               ----                 -------------    -------    ------    ---------    ------------
K. T. Derr                             24,000        36,000     24,000      7,200        3 Years
J. N. Sullivan                         13,000        19,500     13,000      3,900        3 Years
M. R. Klitten                           8,000        12,000      8,000      2,400        3 Years
R. H. Matzke                            8,000        12,000      8,000      2,400        3 Years
D. J. O'Reilly                          8,000        12,000      8,000      2,400        3 Years

The payout can vary depending on Chevron's TSR vs. its five peer group competitors. A performance modifier provides the incentive to maximize TSR relative to the five peer group competitors by modifying the payout value (e.g., the modifier is 150 percent for the highest relative TSR and 0 percent for the lowest relative TSR). Payout (in dollars) is equal to the number of units times a performance modifier based on relative TSR times the 20-day trailing average price of Chevron Stock at the end of the performance period.

PENSION PLAN TABLE

The following table illustrates the approximate annual pension that the named executive officers in the Summary Compensation Table would receive under the Chevron Retirement Plan and the Retirement Plan portion of the Excess Benefit Plan if the plans remained in effect and the named executive officers retired at age 65 and elected an individual life pension. However, because of changes in the tax laws or future adjustments to benefit plan provisions, actual pension benefits could differ significantly from the amounts set forth in the table.

                                             Estimated Annual Pension($)
 Average Annual Salary Plus   ---------------------------------------------------------
 Management Incentive Plan                    Years of Credited Service
 Awards During the Highest    ---------------------------------------------------------
   3 Consecutive Years($)        25          30          35          40          45
 --------------------------   ---------   ---------   ---------   ---------   ---------
           750,000              287,500     338,100     389,400     476,900     529,400
         1,000,000              383,400     450,900     519,200     635,900     705,900
         1,250,000              479,200     563,600     649,000     794,900     882,400
         1,500,000              575,000     676,300     778,800     953,900   1,058,900
         1,750,000              670,900     789,000     908,600   1,112,900   1,235,400
         2,000,000              766,700     901,700   1,038,400   1,271,900   1,411,900
         2,250,000              862,600   1,014,400   1,168,200   1,430,900   1,588,400
         2,500,000              958,400   1,127,200   1,298,000   1,589,900   1,764,900
         2,750,000            1,054,200   1,239,900   1,427,800   1,748,900   1,941,400
         3,000,000            1,150,100   1,352,600   1,557,600   1,907,900   2,117,900

If they remain employees until they reach age 65, the years of credited service will be as follows: K. T. Derr, 40 years; J. N. Sullivan, 40 years; M. R. Klitten, 39 years; R. H. Matzke, 40 years; and D. J. O'Reilly, 40 years. The amounts set forth in the table above do not include modest reductions to reflect the offset for federal social security benefits required by the Retirement Plan.

The Retirement Plan is a defined benefit pension plan. Eligible employees of Chevron and consolidated subsidiaries automatically participate in the Plan and start accruing benefits from their first day of employment. Eligible employees become fully vested in their pension benefits after completing five years of service.

Pension benefits are calculated on a "final average pay formula" based on the length of credited service and the annual average of the highest thirty-six consecutive months of earnings. For executive officers, earnings include MIP awards and generally correspond with the combined amounts set forth in the "Salary" and "Bonus" columns in the Summary Compensation Table on page 11. The same thirty-six consecutive month period is used to determine the highest average earnings for both salary and MIP awards.

The total pension benefit is equal to the sum of 1.4 percent of average earnings (less $600) multiplied by years of credited service prior to July 1, 1971; plus
1.35 percent of average earnings multiplied by years of credited service after June 30, 1971 and prior to July 1, 1986; plus 1.6 percent of average earnings multiplied by years of credited service after June 30, 1986. The basic pension is reduced by a portion of the federal social security benefit. Employees of acquired companies might receive benefits calculated under different formulas for their service under plans merged into the Retirement Plan. Benefits under the Retirement Plan are ordinarily payable monthly in the form of an individual life pension upon retirement at age 65, although reduced benefits are available to eligible employees who terminate employment before attaining age 65. Instead of an individual life pension, eligible employees may elect to receive a 50 percent or 100 percent joint-and-survivor pension, or a lump sum payment. Other forms of distribution are available under the Excess Benefit Plan.

PERFORMANCE GRAPH

The following graph was prepared by Standard & Poor's Compustat group. It shows how an initial investment of $100 in Chevron Stock would have compared to an equal investment in the S&P 500 Index or in an index of peer group companies over a five-year period beginning December 31, 1992 and ending December 31, 1997 weighted by market capitalization as of the beginning of each year. The graph reflects the reinvestment of all dividends that an investor would be entitled to receive, with the reinvestment made on the ex dividend trading date. The interim measurement points show the value of $100 invested on December 31, 1992 as of the end of each year between 1992 and 1997.

The Competitor Peer Group index is made up of Amoco, Arco, Exxon, Mobil and Texaco. Chevron competes directly against these companies, and for a number of years has measured its performance against them for purposes of its Management Incentive Plan and Long-Term Incentive Plan.

        Measurement Period               CHEVRON
      (Fiscal Year Covered)               CORP            S&P 500 INDEX        PEER GROUP
1992                                     100.00              100.00              100.00
1993                                     130.55              110.08              111.59
1994                                     139.55              111.53              117.02
1995                                     170.37              153.45              156.33
1996                                     218.84              188.68              191.28
1997                                     267.48              251.63              234.32

                            ITEM 2 ON THE PROXY CARD

APPROVAL OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board, which is composed entirely of non-employee Directors, has selected Price Waterhouse LLP ("Price Waterhouse") as independent public accountants to audit the books, records and accounts of Chevron and its subsidiaries for the year 1998. The Board has endorsed this appointment and it is being presented to the stockholders for approval.

Price Waterhouse has audited the consolidated financial statements of Chevron for many years and during the year ended December 31, 1997, provided both audit and nonaudit services. Audit services included: (1) regular examination of the consolidated financial statements, including work relating to quarterly reviews, SEC filings, and consultation on accounting and financial reporting matters; (2) audit of the financial statements of certain subsidiary companies to meet statutory or local regulatory requirements; (3) audit of specific financial and statistical information in connection with sales contracts and other agreements; and (4) examination of the financial statements of various Chevron employee benefit plans. Nonaudit services provided by Price Waterhouse included income tax consulting, employee benefit advisory services and systems consulting projects. All audit and nonaudit services provided by Price Waterhouse are approved by the Audit Committee which gives due consideration to the potential impact of nonaudit services on auditor independence.

Representatives of Price Waterhouse will be present at the Annual Meeting, will have an opportunity to make statements if they desire, and will be available to respond to appropriate questions.

If the stockholders do not approve the appointment of Price Waterhouse, the Audit Committee will select another firm of auditors for the ensuing year.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT PUBLIC ACCOUNTANTS.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

You may be asked to vote on proposals that are submitted by stockholders who are not members of management or the Board of Directors. The proposals are included as action items in the Notice of Meeting and are set forth and discussed in the proxy statement because they are proper subjects for action by stockholders and for inclusion in the proxy statement, have been submitted to Chevron on a timely basis, and otherwise comply with the rules of the Securities Exchange Act of 1934, as amended, the laws of the State of Delaware and applicable provisions of Chevron's Restated Certificate of Incorporation. These proposals are printed in the proxy statement as submitted.

When submitted, each proposal includes the name and address of the stockholder making the proposal, the number of shares owned by the stockholder and the dates upon which the shares were acquired. Each proposal also includes a statement that the stockholder has held the shares for more than one year at the time of submission and intends to hold the shares through the date of the Annual Meeting. Persons who claim beneficial ownership of stock held of record by others are permitted to submit proposals if they submit appropriate documentation of their claim of beneficial ownership. The names and addresses of the stockholders submitting the proposals, as well as the number of shares held, will be furnished by Chevron, either orally or in writing as requested, promptly upon the receipt of any oral or written request therefor.

Stockholders submitting a proposal must appear personally or by separate proxy at the Annual Meeting to move the proposal for consideration. A proposal will be approved if it is introduced and voted on at the Annual Meeting and it is supported by a majority of the shares that are voted.

For a stockholder proposal to be considered for inclusion in the proxy materials for the 1999 Annual Meeting of Stockholders, it must be received by the Corporate Secretary at the corporate headquarters address by

November 29, 1998. It is suggested that a proponent submit any proposal by Certified Mail--Return Receipt Requested.

                            ITEM 3 ON THE PROXY CARD

STOCKHOLDER PROPOSAL TO PROVIDE INFORMATION ABOUT TOXIC CHEMICALS RELEASED BY CHEVRON'S FACILITIES.

WHEREAS:

Although Federal law requires the company to publicize the quantities of certain toxic chemicals which are released by each facility, not all toxic chemicals are covered by the law and among those not covered is dioxin;

Dioxin is an unintentional by-product with no industrial use which may cause cancer, birth defects, developmental toxicity, neurotoxicity, immunotoxicity, reproductive toxicity and altered sex hormones; and which has, in some places, been concentrated in the environment and in the general human population at or near levels that cause slow learning in children;

Dioxin pollution causes environmental injustice because children are highly exposed to dioxin in mother's milk and in the womb;

At least two refining processes in the Chevron refinery in Richmond, California, test positive for dioxin, and dioxin has been measured in air emissions, storm water runoff, and waste water discharges to San Francisco Bay from this refinery; and

We believe that shareholder value and the Company's image are enhanced by open communication, respect for public rights, and research to develop methods which can cost-effectively eliminate environmental liabilities from by-products of manufacturing which have no commercial use. We are also concerned about possible future liabilities which could arise from discharge of dioxin and other toxic chemicals in all of Chevron's operations.

Therefore, be it resolved that the shareholders request that:

     Chevron adopt and implement a corporate policy which gives the public accurate information about each of its facilities, specifying the amounts of all toxic chemical compounds, including dioxin compounds released from its refineries, the sources of these compounds in the refineries, and alternatives which may prevent the formation and release of such compounds at these sources.

Supporting statement

There is a potential for serious harm to public health from additional dioxin exposure, and clear evidence that the Company's Richmond Refinery contributes to additional dioxin exposure. In addition, this threat raises issues of environmental injustice for children who are known to be more highly exposed to dioxin than adults, low income people who rely on fishing in San Francisco Bay for food, and refinery neighbors who are people of color.

Given these considerations, the public has a legitimate right to know about dioxin and other toxics released by all of Chevron's refineries and what alternatives are available to eliminate this unwanted by-product. Providing this information will enhance the Company's image regarding a high-profile issue.

RECOMMENDATION OF THE BOARD AGAINST THIS PROPOSAL

Your Board of Directors believes that Chevron's existing Policy 530, Protecting People and the Environment, and associated operating and communications practices address the concerns raised in the proposal. Chevron's commitment to protecting people and the environment is longstanding. Over the years we have continually anticipated and responded to society's heightened expectations in the areas of health, safety and the environment. We are proud of our efforts and continue to work hard to ensure that our policies in this area are unsurpassed.

In 1992 we established Policy 530 to ensure consistent and comprehensive implementation of our company's health, safety and environment policy worldwide. The policy includes 10 categories of performance supported by 102 management practices that are integrated into the daily activities of all of our businesses.

Implementation of Policy 530's pollution prevention elements requires that Chevron facilities have operational practices in place which minimize toxic chemical emissions and prevent pollution. In addition, our facilities routinely communicate information about toxic chemical emissions to government agencies in compliance with local, state and federal regulations. Such information is publicly available from these responsible government agencies.

Assertions concerning the contribution and impact of dioxin compound releases from our Richmond, California refinery are not supported by regulatory agency testing. Agency analyses found that our operations are not a significant contributor to dioxin compound releases to the environment relative to other sources. Dioxin compound emissions from the refinery have been thoroughly monitored by government agency and Chevron testing, which has shown dioxin compound emissions to be in compliance with regulatory limits.

Implementation of Policy 530's community awareness and outreach elements requires our facilities to engage in specific practices to foster understanding and dialog with the community. These include processes that enable our facilities to acquire, assess and respond to community concerns about health, safety or the environment and processes to familiarize interested people with the facility, its operations and products and its efforts to protect safety, health and the environment.

We are proud of our commitment to and record of protecting people and the environment through Policy 530, which was recently deemed by the Council on Economic Priorities to be one of the best environmental management systems of all major petroleum refiners.

We believe that our Policy 530 and our current operational and communications practices substantially satisfy the concerns raised in the stockholder proposal.

YOUR DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act requires Directors, executive officers and persons who own more than 10% of a registered class of Chevron's equity securities to file with the SEC and the New York Stock Exchange reports of ownership and reports of changes in ownership of equity securities of Chevron. Such persons are required by SEC regulation to furnish Chevron with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of reports furnished to Chevron, Chevron believes that all of its Directors, executive officers and 10% stockholders complied with the SEC requirements for reporting ownership and changes in ownership of equity securities of Chevron during 1997.

INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

The Annual Meeting will be held in The Orpheum Theater at 129 University Place, New Orleans, Louisiana. Each stockholder must have a ticket of admission. Your Annual Meeting Ticket is the lower third of your proxy card. Please detach it and bring it with you to the Annual Meeting.

If your shares are held in the name of a broker or other nominee, please bring proof of ownership (e.g., your broker's statement) with you and ask an assistant in the registration area to help you. Or your broker or agent can ask the Corporate Secretary of Chevron at 575 Market Street, San Francisco, CA 94105 to send you a ticket. It takes about one week to process ticket requests.

Chevron has arranged with the Parking Company of America to provide complimentary parking for stockholders who attend the Annual Meeting. The parking lot is located at 125 University Place. Capacity is limited. Please show your Annual Meeting Ticket to the parking attendant as you enter the lot.

Headsets will be available at the Annual Meeting for stockholders with impaired hearing. Please ask an assistant in the registration area to get you a headset. If you require special accommodation at the Annual Meeting due to a disability, please write to the Office of the Corporate Secretary at 575 Market Street, San Francisco, CA 94105 by April 17, 1998 identifying your specific needs.

OTHER MATTERS

The only business that the Board knows will be acted upon at the Annual Meeting is set forth and discussed in this Notice of Annual Meeting and proxy statement. Except as the Board may otherwise permit, it is the only business that may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any adjournment thereof, the proxy holders will vote your shares on those items according to their discretion if your proxy is not limited to the contrary.

By Order of the Board of Directors,

LOGO
/s/ LYDIA I. BEEBE
------------------------
Lydia I. Beebe
Corporate Secretary

PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE.

PROXY                                                            [CHEVRON LOGO]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

K.T. Derr, C.A. Hills and G.H. Weyerhaeuser and each of them, each with the power of substitution, are hereby authorized to represent and to vote the stock of the undersigned in CHEVRON CORPORATION at the Annual Meeting of its stockholders to be held on April 29, 1998 and any adjournments thereof.

MANAGEMENT RECOMMENDS AND WILL VOTE FOR THE ELECTION OF THE FOLLOWING AS DIRECTORS (UNLESS OTHERWISE DIRECTED):

1. S.H. Armacost, K.T. Derr, S. Ginn, C.A. Hills, J.B. Johnston, R.H. Matzke, C.M. Pigott, C. Rice, F.A. Shrontz, J.N. Sullivan, C. Tien, G.H. Weyerhaeuser and J.A. Young

To vote for all nominees, check this box.  [ ]

To withhold authority to vote for all nominees, check this box.  [ ]

To withhold authority to vote for any
individual nominee while voting for the
remainder, write this nominee's name in
the space following:                    ----------------------------------------

MANAGEMENT RECOMMENDS AND WILL VOTE FOR THE FOLLOWING (UNLESS OTHERWISE
DIRECTED):

2. Appointment of Price Waterhouse LLP as Independent Public Accountants.

                  FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]

MANAGEMENT DOES NOT RECOMMEND AND WILL VOTE AGAINST THE FOLLOWING STOCKHOLDER PROPOSAL (UNLESS OTHERWISE DIRECTED):

3. Provide information about toxic chemicals.

                  FOR  [ ]      AGAINST  [ ]      ABSTAIN  [ ]


                                     (OVER)
-------------------------------------------------------------------------------

Dear Stockholders:                                                [CHEVRON LOGO]

Attached is your 1998 Chevron Corporation Proxy Card. Please read both sides of the Proxy Card and mark, sign, and date it. Then detach and return it promptly to Corporate Election Services using the enclosed reply envelope. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted as recommended by the Board of Directors. We urge you to vote your shares.

We are pleased to invite you to attend the 1998 Annual Meeting of Stockholders of Chevron Corporation to be held at 9:30 a.m. local time on Wednesday, April 29, in The Orpheum Theater in New Orleans, Louisiana.

Sincerely,

/s/ Lydia I. Beebe
-------------------
Lydia I. Beebe
Corporate Secretary


          PLEASE USE THE ATTACHED TICKET TO ATTEND THE ANNUAL MEETING.
                     YOU MAY ALSO REGISTER AT THE MEETING.
--------------------------------------------------------------------------------

1998 ANNUAL MEETING TICKET                                        [CHEVRON LOGO]

                   FOR THE ANNUAL MEETING OF STOCKHOLDERS AT

                           9:30 A.M., APRIL 29, 1998

     TO BE HELD IN THE ORPHEUM THEATER, 129 UNIVERSITY PLACE, NEW ORLEANS.
         (DOORS OPEN AT 8:30 A.M. YOU MAY BYPASS THE REGISTRATION AREA
            AND PRESENT THIS TICKET AT THE ENTRANCE TO THE MEETING.)

Chevron has arranged with the Parking Company of America garage to provide complimentary parking for stockholders who attend the Annual Meeting. The garage is located at 125 University Place. Capacity is limited. Please show your Annual Meeting Ticket to the parking attendant as you enter the garage.

Note: Cameras, tape recorders, etc., will not be allowed in the theater during the meeting, other than for Company purposes. A check room will be provided. For your protection, all briefcases, purses, packages, etc., will be subject to an inspection as you enter the meeting. We regret any inconvenience this may cause you (see reverse side for additional information.)

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, FOR THE NOMINEES, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. This proxy will also be voted on such other matters as may properly come before the meeting (unless this sentence is stricken.)


Please sign as name appears hereon, date, and return this Proxy Card promptly using the enclosed envelope.
-------------------------------------------------------------------------------
Signature/Date                               Signature/Date


-------------------------------------------------------------------------------



             Please detach here and return this proxy to Corporate
               Election Services in the enclosed reply envelope.


                            PLEASE VOTE YOUR SHARES


Headsets will be available at the meeting for stockholders with impaired hearing.